avp crocs
                                      tour


                        AVP, INC. ELECTS KATHY VRABECK TO
                               BOARD OF DIRECTORS

LOS ANGELES, Calif., - November 13, 2006 - AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced that it has elected Kathy Vrabeck, former President of Activision Publishing, to its Board of Directors. The new member expands AVP's Board to nine, a majority of whom are independent directors.

"Kathy's extensive experience and expertise in licensing and global brand management, particularly with major corporate sponsors who target our demographics, will enhance our ongoing efforts to attract additional sponsors and advertisers," said Leonard Armato, Chief Executive Officer of AVP, Inc. "Kathy brings a proven track record of achievement including being named to the Hollywood Reporter's "100 Most Powerful Women in Entertainment" in both 2003 and 2004 and named by Business Week's March 2005 issue as one of "25 Up and Coming Media Executives." We are delighted to have her join AVP and look forward to her contributing to our success."

Ms. Vrabeck joined Activision in 1999 as Executive Vice President of Global Brand Management, where she was promoted in 2000 to Executive Vice President of Global Publishing and Brand Management, and in 2003 to President of Activision Publishing. Prior to that, she was Senior Vice President of Marketing at ConAgra Grocery products and spent seven years at The Pillsbury Company serving in various executive positions with a focus on sales and marketing. Additionally, she held marketing positions at Quaker Oats. She began her career at Eli Lilly & Company. Ms. Vrabeck received her BA from DePauw University and her MBA from Indiana University, Bloomington.

About AVP, Inc.
AVP, Inc. is a lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide, . AVP operates the industry's most prominent volleyball tour in the United States, the AVP Crocs Tour. Featuring more than 200 of the top American men and women competitors in the sport, including Gold Medalists from every Olympics since beach volleyball became an Olympic sport, AVP held 16 AVP Crocs Tour events throughout the United States in 2006. For more information, please visit www.avp.com.

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All above-mentioned trademarks are the properties of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

Contacts:
AVP, Inc                                    MKR Group, Inc.
Andrew Reif                                 Investor Relations
COO and CFO                                 Marie Dagresto or Todd Kehrli
(310) 426-8000                              (323) 468-2300
areif@avp.com                               avpi@mkr-group.com
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